December 14, 2022

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-7561

Re: Ennis, Inc.

File No. 1-5807

Ladies and Gentlemen:

We have read the statements of Ennis, Inc. pertaining to our firm included in Item 4.01 of its Current Report on Form 8-K dated December 14, 2022 and agree with the statements contained therein pertaining to our firm..

Very truly yours,

/s/ CohnReznick LLP

CohnReznick LLP